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                                                                    Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of AmeriCredit Corp. on Form S-8 (File Nos. 333-39883, 333-39881, 33-56501, 33-
48162, 33-41203 and 333-01111) and Form S-3 (File Nos. 333-52283, 33-57517 and
33-52679) of our report, which includes an explanatory paragraph regarding AmeriCredit Corp. changing its method of accounting for transfers and servicing of financial assets and extinguishments of liabilities, dated August 4, 1998, except for Note 13, which the date is August 6,1998, on our audits of the consolidated financial statements of AmeriCredit Corp. as of June 30,1998 and 1997, and for the three years in the period ended June 30, 1998, which report is incorporated by reference in this Annual Report on Form 10-K.



Fort Worth, Texas
September 24, 1998